Filed Pursuant to Rule 424(b)(7)

Registration No. 333-176290

PROSPECTUS SUPPLEMENT NO. 2

(To prospectus dated August 12, 2011)

12,133,220 Shares

Tanger Factory Outlet Centers, Inc.

Common Shares

This prospectus supplement no. 2 supplements the prospectus dated August 12, 2011 and supersedes in its entirety the prospectus supplement dated January 6, 2012, relating to the resale by selling shareholders of our common shares issuable upon the exchange of limited partnership units in our operating partnership, Tanger Properties Limited Partnership.

You should read this prospectus supplement no. 2 in conjunction with the prospectus. This prospectus supplement no. 2 is not complete without, and may not be delivered or used except in conjunction with, the prospectus. This prospectus supplement no. 2 is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement no. 2 supersedes information contained in the prospectus.

You should carefully consider the risks discussed in “Risk Factors” beginning on page 3 of the prospectus as well as the risk factors relating to our business that are incorporated by reference in the prospectus before you invest in our common shares issuable upon exchange of the limited partnership units.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement no. 2 is June 5, 2012.

The section entitled “Selling Shareholders” in the prospectus is superseded in its entirety with the following:

SELLING SHAREHOLDERS

The selling shareholders may resell under this prospectus a total of up to 12,133,220 common shares issuable upon the exchange of limited partnership units in the Operating Partnership. The common shares subject to resale pursuant to this prospectus may be offered from time to time, in whole or in part, by the selling shareholders (and their nominees and successors), donees, transferees or other successors-in-interest. Our registration of the resale of the common shares issued or issuable upon the exchange of the limited partnership units does not necessarily mean that the selling shareholders will resell all or any of the common shares issued or issuable upon exchange of their units. In addition, the selling shareholders may have sold, transferred or otherwise disposed of all or a portion of the common shares issued or issuable upon the exchange of their units in transactions exempt from the registration requirements of the Securities Act of 1933 or pursuant to this prospectus.

The table below sets forth information regarding the ownership of our common shares by the selling shareholders who have not resold all of our common shares issued or issuable upon the exchange of units as of May 18, 2012. The information regarding the selling shareholders’ ownership after the resales made pursuant to this prospectus assumes that all of the common shares subject to resale pursuant to this prospectus will have been sold. The information set forth below relating to the number of common shares such shareholder currently owns not subject to resale pursuant to this prospectus and the number of our common shares received or receivable upon exchange of units was provided by or on behalf of the selling shareholders and may change over time.

Selling Shareholders	Number of Common Shares Owned Not Subject to Resale Pursuant to this Prospectus		Number of Common Shares Received or Receivable Upon Exchange of Units	Number of Common Shares Subject to Resale Pursuant to this Prospectus	Number of Common Shares Owned After Resale of All Shares Subject to Resale Pursuant to this Prospectus*
Tango 7 LLC	0	(1)	2,817,208	2,817,208	0
Regnat, LLC	865,727	(2)	1,157,555	1,157,555	865,727
Jane T. Black Section 10 Trust	65,417	(3)	142,605	142,605	65,417
Susan Tanger Nehmen	15,827	(4)	133,291	133,291	15,827
SKT Trust #2010-01	30,358	(5)	662,324	662,324	30,358
Debra S. Tanger	0		655,668	655,668	0
Steven B. Tanger Spray Trust 2010	28,665	(6)	625,396	625,396	28,665
SKT Marital Trust	19,313	(7)	421,360	421,360	19,313
Stacey D. Black Section 12 Trust	162,526	(8)	194,591	194,591	162,526
Jason D. Black Section 12 Trust	150,255	(9)	138,198	138,198	150,255
Jane Tanger Spray Trust	14,138	(10)	63,089	63,089	14,138
Jane Tanger Black Revocable Trust	9,387	(11)	41,158	41,158	9,387
Tanger 2012 Hancock Insurance Trust	0	(12)	89,924	89,924	0
Doris S. Tanger	6,286	(13)	49,880	49,880	6,286
DST-JTB Article II Trust	2,192	(14)	13,642	13,642	2,192
SKT-JTB Article II Trust	1,717	(15)	10,712	10,712	1,717

* Assumes that the selling shareholders will sell all of their common shares subject to resale pursuant to this prospectus. There is no assurance that the selling shareholders will resell all or any of their common shares. After the completion of this offering none of the selling shareholders will hold one percent or more of our common shares assuming that all of the selling shareholders resell all of their common shares subject to resale pursuant to this prospectus.

(1)    Steven B. Tanger holds, directly or indirectly, all of the ownership interests in Tango 7 LLC and has sole investment and voting power with respect to the common shares subject to resale owned by Tango 7 LLC. Mr. Tanger is the President and Chief Executive Officer and a Director of the Company.

(2)    Leslie L. Anderson is the investment advisor of the Steven B. Tanger 2011 Family Trust, which in turn is the sole member of Regnat LLC. As the investment advisor of the Steven B. Tanger 2011 Family Trust, Ms. Anderson may be deemed to have sole investment power and sole voting power with respect to the common shares subject to resale owned by Regnat LLC.

(3)    W. William Gust is the trustee of the Jane T. Black Section 10 Trust and therefore may be deemed to have sole investment and shared voting power with respect to the common shares subject to resale owned by such trust.

(4)    Susan Tanger Nehmen is the sister of Steven B. Tanger, our President and Chief Executive Officer. Please also see note 12 below.

(5)    John H. Vernon, III is the trustee of the SKT Trust #2010-01 (“SKT 2010 Trust”) and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to resale owned by the SKT 2010 Trust. During the third quarter of 2010, Stanley K. Tanger, our founder, transferred his general partnership interest in the Tanger Family Limited Partnership to the Stanley K. Tanger Marital Trust. Prior to its dissolution on June 1, 2011, the Tanger Family Limited Partnership (the “Family Partnership”) was the noncontrolling interest in the Company’s consolidated financial statements. Mr. Vernon is the sole trustee of the Stanley K. Tanger Marital Trust, and thus was effectively the general partner of the Family Partnership prior to its dissolution. Mr. Vernon may have been deemed the beneficial owner of the Family Partnership’s holdings prior to its dissolution due to his sole voting and investment power with respect to such holdings. In addition, Mr. Vernon is a partner at the law firm of Vernon, Vernon, Wooten, Brown, Andrews & Garrett (the “Vernon Law Firm”), which has served as our principal outside counsel since our inception in 1993. We paid the Vernon Law Firm approximately $1,617,000 in legal fees for the fiscal year ended December 31, 2011. Moreover, Mr. Vernon owns 8,000 of our common shares held in a trust which was established by him, is revocable by him and is for the sole benefit of him and his family. Please also see note 7.

(6)    Freddy H. Robinson is the trustee of the Steven B. Tanger Spray Trust 2010 and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to resale by such trust.

(7)    John H. Vernon, III is the trustee of the SKT Marital Trust and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to resale owned by such trust. Please see note 5 above for more information concerning the relationships between Mr. Vernon and the SKT Marital Trust and the Company in the past three years.

(8)    Leslie L. Anderson is the trustee of the Stacey D. Black Section 12 Trust and therefore may be deemed to have shared investment and voting power with respect to the common shares subject to resale owned by such trust.

(9)    Edwin Leavitt-Gruberger is the trustee of the Jason D. Black Section 12 Trust and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to resale owned by such trust.

(10)    W. William Gust is the trustee of the Jane Tanger Spray Trust and therefore may be deemed to have sole investment and shared voting power with respect to the common shares subject to resale owned by such trust.

(11)    Jane Tanger Black is the trustee of the Jane Tanger Black Revocable Trust and therefore may be deemed to have sole investment and voting power with respect to the common shares subject to resale owned by such trust. Jane Tanger Black is the sister of Steven B. Tanger, our President and Chief Executive Officer.

(12)    Steven B. Tanger, our President and Chief Executive Officer, and Susan Tanger Nehmen are the co-trustees of the Tanger 2012 Hancock Insurance Trust and thus may be deemed to have shared investment and voting power with respect to the common shares subject to resale pursuant to this prospectus by the Tanger 2012 Hancock Insurance Trust.

(13)    Doris S. Tanger is the mother of Steven B. Tanger, our President and Chief Executive Officer, and the widow of our founder, Stanley K. Tanger.

(14)    W. William Gust is the trustee of the DST-JTB Article II Trust and therefore may be deemed to have sole investment and shared voting power with respect to the common shares subject to resale owned by such trust.

(15)    W. William Gust is the trustee of the SKT-JTB Article II Trust and therefore may be deemed to have sole investment and shared voting power with respect to the common shares subject to resale owned by such trust.

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